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                                                                     EXHIBIT  11


                          GOLDEN PHARMACEUTICALS, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                                                      Nine months Ended
                                                                                            May 31,
                                                                              ------------------------------------
                                                                              1997                         1996
                                                                              ----                         ----

Shares of common stock and
  equivalents outstanding at
  beginning of period                                                     121,086,155                   105,607,852

Weighted-average shares or
  equivalents issued during
  the period                                                                  576,724                     2,342,211

Weighted-average shares or
  equivalents canceled during
  the period                                                                       --                      (134,149)

Weighted-average shares assumed
  issued under stock option plans
  during the period                                                                 0                     4,800,000
                                                                         ------------                  ------------
Average common and common
  stock equivalents
  outstanding                                                             121,662,879                   112,615,914
                                                                         ------------                  ------------

Income before minority interest                                            $3,983,491                  $   (400,845)

Minority interest                                                             (67,733)                            0
                                                                         ------------                  ------------
Net Income                                                               $  3,915,718                  $   (400,845)
                                                                         ------------                  ------------
Earnings per share:
Income before minority interest                                          $       .032                  $          *

Minority interest                                                                   *                             *
                                                                         ------------                  ------------
Earnings per share                                                       $       .032                  $          *
                                                                         ============                  ============



*    Less than $.01 per share